Exhibit 99.1

CONTACT:

Brian Turcotte

Investor Relations

Office Depot

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES EARLY SETTLEMENT DATE AND EXPECTED

SATISFACTION OF THE FINANCING CONDITION ON ITS PREVIOUSLY ANNOUNCED

TENDER OFFER OF THE 6.25% SENIOR NOTES DUE 2013

Boca Raton, Fla., March 12, 2012 — Office Depot (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, announced today the early settlement of its tender offer for its previously announced cash tender offer (the “Offer”) to purchase up to $250,000,000 aggregate principal amount of its outstanding 6.25% Senior Notes due 2013 (the “Notes”) pursuant to its offer to purchase dated February 17, 2012 (the “Offer to Purchase”) will occur on March 14, 2012 (“Early Settlement Date”). The Offer provides for early settlement of all Notes that were tendered by 5:00 p.m., New York City time, on March 2, 2012 (the “Early Tender Date”). Capitalized terms used but not defined in this press release shall have the meaning ascribed to them in the Offer to Purchase.

As previously announced, as of the Early Tender Date, Office Depot received valid tenders from holders of approximately $359,185,000 in aggregate principal amount of the Notes. The aggregate amount of Notes validly tendered as of the Early Tender Date exceeds the Tender Cap ($250,000,000 in aggregate principal amount of the Notes). The Notes that were validly tendered will be prorated to match the Tender Cap. Holders who validly tendered their Notes at or prior to the Early Tender Date will be eligible to receive the Total Consideration of $1,050.00 per $1,000 principal amount of Notes, which includes the Early Tender Payment of $30.00 per $1,000 principal amount of Notes, for Notes that are accepted for purchase pursuant to the Offer. Except as required by applicable law, previously validly tendered Notes cannot be withdrawn after the Withdrawal Deadline, which also occurred at 5:00 p.m., New York City time, on March 2, 2012.

Office Depot expects that the conditions to the Offer (including the Financing Condition) will be satisfied or waived as of the Early Settlement Date. Pursuant to its terms, the Offer will remain open until the tender offer expiration date, 12:00 midnight, New York City Time on March 16, 2012.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal. Office Depot has retained Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as dealer managers for the Offer. Questions regarding the Offer may be directed to Citigroup at (800) 558-3745 or collect at (212) 723-6106 or to BofA Merrill Lynch at (888) 292-0070 or collect at (646) 855-3401. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the depositary and information agent for the Offer, Global Bondholder Services Corporation, by phone at (866) 470-3900 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of Office Depot, the dealer managers, or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,677 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, and employs about 39,000 associates in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.